EXHIBIT 11.1



                 COMPUTATION OF BASIC AND DILUTED LOSS PER SHARE
            FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2000 AND 1999

          The following calculation is submitted in accordance with requirements of the Securities Exchange Act of 1934:


                                                 For the three months                  For the six months
                                                    ended June 30,                       ended June 30,
                                         ----------------------------------   ----------------------------------
                                                2000             1999                2000             1999
                                         ---------------    ---------------   ---------------    ---------------
                                                                 (amounts in thousands)
Net loss available for common
     shareholders                             ($26,722)           ($1,832)         ($26,206)             ($873)
                                         =============      =============     =============      =============
Weighted average common
     shares outstanding used in
     calculating basic and
     diluted net loss per
     common share                                7,119              7,201             7,119              7,208
                                         =============      =============     =============      =============
Basic and diluted net loss per common
     share                                      ($3.75)            ($0.25)           ($3.68)            ($0.12)
                                         =============      =============     =============      =============



                                       36